Exhibit 12


                       LIBERTY FINANCIAL COMPANIES, INC.

                       STATEMENT RE COMPUTATION OF RATIOS

                                ($ in millions)


                                                                        Year Ended December 31
                                                                ---------------------------------------
                                                                    1997          1996          1995
                                                                -----------   -----------   -----------
 Earnings:
  Income before income taxes ................................    $ 192.1       $ 150.3       $ 113.8
  Add fixed charges:
   Interest on indebtedness .................................       21.4          19.7          16.2
   Portion of rent representing the interest factor .........        3.7           4.0           3.7
   Preferred stock dividends ................................        0.9           0.9           0.7
   Accretion to face value of redeemable convertible
     preferred stock ........................................        0.8           0.9           0.6
                                                                 -------       -------       -------
  Income as adjusted ........................................    $ 218.9       $ 175.8       $ 135.0
                                                                 =======       =======       =======
 Fixed charges:
  Interest on indebtedness ..................................    $  21.4       $  19.7       $  16.2
  Portion of rent representing the interest factor ..........        3.7           4.0           3.7
  Preferred stock dividends .................................        0.9           0.9           0.7
  Accretion to face value of redeemable convertible
    preferred stock .........................................        0.8           0.9           0.6
                                                                 -------       -------       -------
  Total fixed charges .......................................    $  26.8       $  25.5       $  21.2
                                                                 =======       =======       =======
 Ratio of earnings to fixed charges .........................       8.17x         6.89x         6.39x
                                                                 =======       =======       =======